----------------------------
                        UNITED STATES                       OMB APPROVAL
              SECURITIES AND EXCHANGE COMMISSION    ----------------------------
                   Washington, D.C. 20549           OMB Number:        3235-0058
                                                    Expires:        May 31, 1997
                                                    Estimated average burden
                         FORM 12b-25                 hours per response ... 2.50
                                                    ----------------------------

                NOTIFICATION OF LATE FILING                 SEC FILE NUMBER
                                                                 0-20333

                                                             CUSIP NUMBER
                                                                655212


(Check One):

 |X| Form 10-K |_| Form 10-KSB |_| Form 11-K |_| Form 10-Q |_| Form 10-QSB
                                 |_| Form N-SAR

     For Period Ended: ................DECEMBER 31, 1997
     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR
     For the Transition Period Ended: __________________________________________

--------------------------------------------------------------------------------
Read Attached Instruction Sheet Before Preparing Form. Please Print or Type. Nothing in this form shall be constructed to imply that the Commission has verified any information contained herein.
--------------------------------------------------------------------------------
If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: ... Not Applicable...............

--------------------------------------------------------------------------------

PART I -- REGISTRANT INFORMATION

--------------------------------------------------------------------------------
Full Name of Registrant

NOCOPI TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
Former Name if Applicable

N/A
--------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

537 Apple Street
--------------------------------------------------------------------------------
City, State and Zip Code

W. Conshohocken, PA 19428-2903
--------------------------------------------------------------------------------

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

  /  /  | (a) The reasons  described in  reasonable  detail in Part III of this
        |     without unreasonable form could not be eliminated without
              unreasonable effort or expense;
        |
  /  /  | (b) The subject annual report,  semi-annual  report,  transition
        |     report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or
        |     portion thereof, will be filed on or before the fifteenth calendar
        |     day following the  prescribed  due date;  or the subject quarterly
        |     report or transition report on Form 10-Q, or portion thereof will
        |     be filed on or before  the  fifth calendar day following the
        |     prescribed due date.
        |
  /  /  | (c) The accountant's  statement or other exhibit required by Rule
        |     12b-25(c) has been attached if applicable. - Not Applicable

PART III -- NARRATIVE

State below in reasonable detail the reasons why Form 10-K, Form 10-KSB, 20-F, 11-K, 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

        The Company is being required to report results of Euro-Noxopi S.A., a French corporation ("Euro-Nocopi") on the equity basis of accounting for the first time. The financial results of Euro-Nocopi will not be available until shortly before the filing deadline and such information needs to be incorporated in the filing.


                                                 (Attach Extra Sheets if Needed)

                                                                 SEC 1344 (6/94)
PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

    Rudolph A. Lutterschmidt                    610             834-9600
    ________________________________________ _________  ________________________
            (Name)                          (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for a shorter period that the registrant was required to file such report(s) been filed? If answer is no, specify report(s).
                                                                 |X| Yes | | No

--------------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                 |X| Yes |_| No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                         SEE ATTACHED EARNINGS RELEASE

================================================================================

                                    Nocopi Technologies, Inc.
                                    ____________________________________________
                                    (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: March 31, 1998                By: /s/ Rudolph A. Lutterschmidt
                                       -----------------------------------
                                            Rudolph A. Lutterschmidt

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

-----------------------------------ATTENTION -----------------------------------
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
--------------------------------------------------------------------------------


                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5. Electronic Filers. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T (ss.232.201 or ss.232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T (ss.232.13(b) of this chapter).